FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-280318-05

From:	Spg Syndicate Jpm (JP MORGAN SECURITIES) <sjpm2@bloomberg.net>
Sent:	Thursday, May 21, 2026 2:19 PM
Subject:	★PRICE GUIDANCE★ $648.862MM JPMF1 2026-FX1 ***PUBLIC CMBS***

JPMF1 MULTIFAMILY MORTGAGE TRUST 2026-FX1 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2026-FX1
LEAD MANAGER AND SOLE BOOKRUNNER :	J.P. MORGAN SECURITIES LLC
CO-MANAGERS :	ATLAS SP SECURITIES, A DIVISION OF APOLLO GLOBAL SECURITIES, LLC, GOLDMAN SACHS & CO. LLC and SANTANDER US CAPITAL MARKETS LLC
LOAN SELLER :	MF1 REIT III FR TRS LLC
RATING AGENCIES :	FITCH/MDBRS
OFFERING TYPE :	SEC-REGISTERED

*** OFFERED CERTIFICATES - PUBLIC ***

CLS	RATINGS (F/MDBRS)	SIZE ($MM)	WAL (YR)	CERT P.WIN	CERT C/E	CERT LTV	NOI DEBT YLD	PX GUID
A-2	AAA/AAA	$75.000	3.99	44-51	30.000%	47.4%	11.7%	J+86a
A-3	AAA/AAA	$438.950	4.56	51-57	30.000%	47.4%	11.7%	J+88a
A-S	AAA/AAA	$60.573	4.82	57-58	21.750%	53.0%	10.5%	J+113a
B	AA-/AA(high)	$42.217	4.85	58–58	16.000%	56.9%	9.8%	J+130a
C	A-/A(high)	$32.122	4.89	58–59	11.625%	59.8%	9.3%	J+160a

DOCUMENTS & TIMING
PRE-PRICING SUPPLEMENT :	ATTACHED
ANTICIPATED PRICING :	ON OR ABOUT May 26, 2026
ANTICIPATED SETTLEMENT :	ON OR ABOUT JUNE 10, 2026

JPM CMBS BANKING CONTACTS
KUNAL SINGH 212-834-5467
JOHN MILLER 212-272-8363
HARRIS RENDELSTEIN 212-834-673
RANDY GOLDSTEIN 212-270-2188

JPM CMBS TRADING DESK CONTACTS
AVINASH SHARMA 212-834-3111
BRIAN CAREY 212-834-3111
DERRICK FETZER 212-834-3111

JPM SPG SYNDICATE CONTACTS
JENNIFER KORNBLAU 212-834-4154
MORGAN ROACH 212-834-4154
JACQUELINE LARET 212-834-4154
MICHAEL CASH 212-834-4154
MARIE SARAFIAN 212-834-4154

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. You should not reply to this announcement. Any reply e-mail communications, including those you generate by using the “Reply” function on your e-mail software, will be ignored or rejected. This notice does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where such offer or solicitation would be unlawful, and does not constitute an offer to sell or a solicitation of an offer to buy or an advertisement in respect of securities in any province or territory of Canada other than the provinces of Ontario, Quebec, Alberta, British Columbia, Nova Scotia and New Brunswick unless the issuer has securities listed or quoted on one of the exchanges or markets referred to in the definition of “OTC Issuer” in Multilateral Instrument 51-105. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.